[Secretary of State of the
 STATE OF NEVADA
 SEP 03 1998
 No. C7569-1998
 Dean Heller, Secretary of State]


     CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
                              of
                             BOBERNCO, INC.

          BERNEY certifiess that:

          1.The original articles were filed with the Office of the Secretary of State on December 31, 1997

          2. As of the date of this certificate, 6,000,000 shares of stock of the corporation have been issued.

          3. Pursuant to a shareholders meeting at which in excess of 51% voted in favor of the following amendment of the Articles of Incorporation of this Corporation.

                    First: Name of Corporation
                    The name of the corporation is GTC Telecom
                    (The "Corporation")

          4. Pursuant to a meeting of the Board of Directors, it has been voted and approved a reverse split of 2:1, authorized to remain the same, issued and outstanding to change from 6,000,000 outstanding shares to 3,000,000 outstanding shares.

                                    /s/ Andy Berney
                                   Andy Berney, President/Director

                                   /s/Caron Kelly
                                 Caron Kelly/Director
State of Nevada)
               )ss.
County of Clark)

On Sept 2, 1998, personally appeared before me, a Notary public, Andy Berney, and Caron Kelly who acknowledged that they excuted the above instrument.

           [NINA S. DELISE
           Notary Public, State of Nevada
                                            /s/Nina S. Delise
           Appointment No. 98-0712-1        A Notary Public in and
                                            for said County and State.
           My Appt. Expires Jan. 27, 2002]